Exhibit 99.1

News Release Contact: Ralph Pitts, Belk, Inc., 704-426-8402, ralph_pitts@belk.com

Belk, Inc. Reports 6.3% Growth in

Comparable Store Sales for Fiscal 2013

•	Company achieves 12th consecutive quarter of comparable store sales growth

CHARLOTTE, N.C., April 4, 2013 – Belk, Inc., the nation’s largest family owned and operated fashion department store company, today announced operating results for the fiscal year ended February 2, 2013.

Tim Belk, chairman and chief executive officer of Belk, Inc., said, “Fiscal 2013 was another year of progress and growth for our company. Our comparable sales growth rate places us among the leaders in our industry, rising 6.3 percent (on a comparable calendar basis) on top of an increase of 5.5 percent in fiscal 2012. eCommerce is our fastest growing business, with online sales increasing by 87 percent while also driving additional traffic to our stores.

“This year marks our 125th anniversary, and our commitment to investing in our company, associates, customers and communities has never been stronger. All of our stores have been trained in our service excellence program, and we are continuing to strive to improve the experience of all our customers. We also invested in 30 of our stores last year with full and departmental remodels and plan to touch another 45 stores in the year ahead.”

Net Sales

Net sales for the 53-week period ended February 2, 2013 increased 7.0 percent to $3.96 billion compared to the prior-year 52-week period ended January 28, 2012. The increase was primarily the result of investments in key strategic merchandising, marketing, branding, eCommerce and service excellence initiatives aimed at delivering Modern. Southern. Style. to customers and fulfilling their needs for fashion merchandise and value. Comparable store sales increased 6.3 percent for the year on a 52-week versus 52-week basis.

Merchandise categories achieving the highest growth rate for the year included women’s accessories, children’s, men’s and home. The company’s eCommerce sales grew to $135.2 million in fiscal year 2013, an 87 percent increase over the prior year.

Net Income

Net income for the 53-week period ended February 2, 2013 increased 2.9 percent to $188.4 million compared to the prior-year 52-week period ended January 28, 2012. Net income excluding non-comparable items increased 14.3 percent to $185.5 million. The non-comparable items included a one-time tax benefit of $20.2 million in the prior year.

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A reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.

Belk Celebrates 125th Anniversary

Belk is celebrating its 125th anniversary this year with numerous special promotions and events designed to express appreciation to customers, associates, vendors and other stakeholders for their contributions to the company’s success. Activities will include exclusive product offerings, celebrity appearances and community service projects across the company’s 16-state market area. For more information, visit belk.com/125 or belk.com/mediaroom.

Investments in Strategic Initiatives

Belk has planned investments totaling approximately $600 million over a five-year period that began in fiscal 2011 for key strategic initiatives including approximately $42 million for branding, $14 million for customer service enhancements, $270 million for store expansions and remodels, and $263 million for technology.

New Stores, Store Expansions and Remodels

During fiscal 2013, Belk opened two new stores as replacements of existing stores in Waynesville, N.C. and Pensacola, Fla., expanded five stores, and completed remodels of stores in 13 other locations. In addition, the company completed shoe and jewelry department expansions and remodels in 10 stores. In the current fiscal year, Belk plans to open a new store in New Braunfels, Texas, open two new stores to replace existing stores, complete eight store expansions and 10 remodels, and complete shoe and jewelry department expansion and remodel projects in 24 stores.

The company also announced plans to open new flagship stores in 2014 at the Galleria in Dallas, Texas, and Bridge Street Town Centre in Huntsville, Ala., and plans to expand its stores in Flowood, Miss., Greensboro, N.C. (Friendly Center), and Mt. Pleasant, S.C. and convert them to flagship stores. These openings are part of a long-term strategy to expand the number of Belk flagship locations. Belk currently operates 16 flagship stores that meet certain standards based on size, sales volume, location, premium brand assortments and Belk brand image. Under the new strategy, the company plans to nearly double the number of flagship stores over the next five years through expansions and remodels of existing stores, enhancement of premium brand offerings in existing stores, and the opening of new stores that meet flagship store criteria.

Private Brand Launches

The company introduced two new lines of men’s private brand merchandise during the year – Black Brown 1826, a line of modern men’s sportswear offered in partnership with designer Joseph Abboud and Lord & Taylor, and Ocean & Coast, a new modern, Southern brand inspired by the casual coastal lifestyle prevalent in many Belk markets. In addition, Belk launched two new private brands this spring – MADE Cam Newton, a menswear line being offered in 133 stores and at belk.com, and CYNTHIA Cynthia Rowley, an exclusive line of apparel, handbags, jewelry, scarves, accessories and small leather goods now available in 149 stores and at belk.com.

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eCommerce Fulfillment Center

Belk opened a new 515,000-square-foot eCommerce fulfillment center in Jonesville, S.C. in June 2012. The center is expected to generate 124 new jobs over the next five years and will support the continued growth of the company’s eCommerce business.

Belk Dividend

The company’s board of directors declared a regular dividend of $.75 and a special one-time additional dividend of $.25 per share for stockholders of record on December 11, 2012. The dividends were paid to stockholders prior to the 2012 calendar year end in anticipation of higher dividend tax rates in 2013. As a result of the accelerated payments, the company will not pay a regular dividend at the normal time in April.

Belk Announces Stock Buyback

At its March 27 meeting, the board of directors announced approval of an offer to repurchase up to 2,000,000 shares of the company’s common stock at a price of $50.00 per share. The company expects to launch the repurchase offer on or about April 25, 2013.

About Belk, Inc.

Charlotte, N.C.-based Belk, Inc. (www.belk.com) is the nation’s largest family owned and operated department store company with 301 Belk stores located in 16 Southern states. Founded in 1888 by William Henry Belk in Monroe, N.C., the company is in the third generation of Belk family leadership and has been committed to community involvement since its inception. Each year, Belk gives a portion of its pretax income back to the communities it serves. In the fiscal year ending Jan. 31, 2013, the company and its associates, customers and vendors, donated more than $19 million to those communities. Belk stores and belk.com offer a wide assortment of top national brands and private label fashion apparel, shoes and accessories for the entire family along with top name cosmetics, a wedding registry and a large selection of quality merchandise for the home. To connect with Belk go to: Belk Get Connected.

Important Information About The Tender Offer

The planned tender offer by Belk for its class A and class B common stock has not yet commenced. This press release constitutes neither an offer to buy nor the solicitation of an offer to sell shares of Belk. The solicitation and the offer to buy Belk’s common stock will only be made pursuant to an offer to purchase and related materials that Belk intends to file with the SEC and to mail to its stockholders. On commencement of the tender offer, which is expected to begin on April 25, 2013, Belk will mail to its stockholders free of charge an offer to purchase and related materials, and will file its offer to purchase with the SEC on Schedule TO. Stockholders are urged to read the offer to purchase and related materials carefully when they become available before making any investment decision with respect to the tender offer because they will contain important information, including the terms and conditions of the offer. Stockholders may obtain for free the offer to purchase and other filed documents at the SEC’s website (when they become available) at www.sec.gov. These documents may also be obtained for free (when they become available) in the “SEC Filings” section of Belk’s website at www.belk.com.

NOTES:

To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items.” Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the Company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results. Belk also excludes such items when evaluating company performance in connection with its incentive compensation

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plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.

Certain statements made in this news release may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or other similar words.

Forward-looking statements include information concerning possible or assumed future results from merchandising, marketing and advertising in our stores and through the Internet, general economic conditions, the success of our re-branding and our ability to be competitive in the retail industry, our ability to execute profitability and efficiency strategies, our ability to execute growth strategies, anticipated benefits from our strategic initiatives to strengthen our merchandising and planning organizations, anticipated benefits from our belk.com website and our eCommerce fulfillment center, the expected benefit of new systems and technology, anticipated benefits from our acquisitions and the anticipated benefit under our Program Agreement with GE. These forward-looking statements are subject to certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in such forward-looking statements.

Risks and uncertainties that might cause our results to differ from those we project in our forward-looking statements include, but are not limited to: economic, political and business conditions, nationally and in our market areas, including rates of economic growth, interest rates, inflation or deflation, consumer credit availability, levels of consumer debt and bankruptcies, tax rates and policy, unemployment trends, a health pandemic, catastrophic events, potential acts of terrorism and threats of such acts and other matters that influence consumer confidence and spending; our ability to anticipate the demands of our customers for a wide variety of merchandise and services, including our predictions about the merchandise mix, quality, style, service, convenience and credit availability of our customers; unseasonable and extreme weather conditions in our market areas; seasonal fluctuations in quarterly net income due to the significant portion of our revenues generated during the holiday season in the fourth fiscal quarter and the significant amount of inventory we carry during that time; competition from other department and specialty stores and other retailers, including luxury goods retailers, general merchandise stores, Internet retailers, mail order retailers and off-price and discount stores, in the areas of price, merchandise mix, quality, style, service, convenience, credit availability and advertising; our ability to effectively use advertising, marketing and promotional campaigns to generate high customer traffic in our stores and, to a lesser degree, through online sales; variations in the amount of vendor allowances; our ability to operate successfully our belk.com website, enhance our information technology systems, operate successfully our fulfillment facilities and manage our social community engagement; our ability to manage multiple significant change initiatives simultaneously; our ability to find qualified vendors from which to source our merchandise and our ability to access products in a timely and efficient manner from a wide variety of domestic and international vendors; increases in the price of merchandise, raw materials, fuel and labor or their reduced availability; the income we receive from, and the timing of receipt of, payments from GE, the operator of our private label credit card business, which depends upon the amount of purchases made through the proprietary credit cards, the level of finance charge income generated from the credit card portfolio, the number of new accounts generated, changes in customers’ credit card use, and GE’s ability to extend credit to our customers; our ability to manage our expense structure; our ability to continue to open new stores, or to remodel or expand existing stores, including the availability of existing retail stores or store sites on acceptable terms and our ability to successfully execute the Company’s retailing concept in new markets and geographic regions; the customer response to our re-branding initiative; the efficient and effective operation of our distribution network and information systems to manage sales, distribution, merchandise planning and allocation functions; our ability to prevent a security breach that results in the unauthorized disclosure of company, employee or customer information; the effectiveness of third parties in managing our outsourced business; loss of qualified employees or an inability to attract, retain and motivate additional highly skilled employees; changes in federal, state or local laws and regulations; our ability to comply with debt covenants, which could adversely affect our capital resources, financial condition and liquidity; and our ability to realize the planned efficiencies from our acquisitions and effectively integrate and operate the acquired stores and businesses, including our fiscal year 2007 acquisition of Parisian stores and our fiscal year 2007 acquisition of the assets of Migerobe and commencement of our owned fine jewelry business.

Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.

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For a detailed description of the risks and uncertainties that might cause our results to differ from those we project in our forward-looking statements, we refer you to the section captioned “Risk Factors” in our annual report on Form 10-K for the fiscal year ended January 28, 2012 that we filed with the SEC on April 10, 2012. Our other filings with the SEC may contain additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider. Upon request, we will provide copies of these filings to you free of charge.

BELK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Fiscal Year Ended
	February 2, 2013	January 28, 2012
(millions)
Revenues	$3,956.9	$3,699.6
Cost of goods sold (including occupancy, distribution and buying expenses)	2,636.2	2,461.5
Selling, general and administrative expenses	985.3	938.0
Gain on sale of property and equipment	4.2	3.1
Asset impairment and exit costs	(0.3)	2.3

Operating income	339.9	300.9
Interest expense	(49.5)	(50.2)
Interest income	0.2	0.3
Loss on extinguishment of debt	(0.1)	(0.9)

Income before income taxes	290.5	250.1
Income tax expense	102.1	67.0

Net income	$188.4	$183.1

BELK, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME AND

NET INCOME EXCLUDING NON-COMPARABLE ITEMS

(unaudited)

	Fiscal Year Ended
	February 2, 2013	January 28, 2012
(millions)
Net income	$188.4	$183.1
Gain on sale of property and equipment, net of income tax	(2.7)	(2.3)
Asset impairment and exit costs, net of income tax	(0.2)	1.7
Release of deferred tax valuation allowance	—	(20.2)

Net income excluding non-comparable items	$185.5	$162.3